Exhibit 99.1

Howard Hughes Special Committee Provides Update on Engagement with Pershing Square

THE WOODLANDS, Texas, March 3, 2025 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company” or “HHH”) announced that the Special Committee of its Board of Directors (the “Special Committee”) responded to Pershing Square Capital Management L.P. (“Pershing Square”) indicating that the proposal received on February 13, 2025 (the “Revised Proposal”) is not acceptable in its current form. The Special Committee also announced that it has entered into a standstill agreement with Pershing Square to facilitate further discussions to explore potential alternatives. The standstill agreement will remain in effect until March 13, 2025, unless otherwise extended.

There can be no assurance that the foregoing will result in any particular outcome, and HHH does not intend to comment further on these matters until HHH determines that additional disclosure is appropriate or required by law. The Board and the Special Committee remain committed to acting in the best interests of HHH and its stockholders.

The Revised Proposal materials are included in the Schedule 13D/A filed by Pershing Square, which is publicly available with the U.S. Securities and Exchange Commission and can be found here.

Morgan Stanley & Co. LLC is acting as financial advisor to the Special Committee, and Hogan Lovells US LLP and Richards, Layton & Finger, P.A. are acting as legal counsel.

About Howard Hughes Holdings Inc.

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in Howard Hughes Holdings Inc.’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. Howard Hughes Holdings Inc. cautions you not to place undue reliance on the forward-looking statements contained in this release. Howard Hughes Holdings Inc. does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Contacts:

Media Relations
Andrew Siegel / Lyle Weston
Joele Frank
212-355-4449

Investor Relations
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com